UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2020

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4675 MacArthur Court, Suite 800
Newport Beach, CA	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CLNE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01     Entry into a Material Definitive Agreement.

On December 18, 2020, Clean Energy (the “Company”) entered a Memorandum of Understanding (“MOU”) with BP Products North America Inc, a subsidiary of BP p.l.c. (“BP”). Pursuant to the MOU the Company and BP intend to create a joint venture (“JV”) that will develop, own, and operate renewable natural gas (“RNG”) production facilities at dairies.

Carbon emissions captured from dairies and turned into a transportation fuel reduce the harmful effects on long-term climate change. As a result, the California Air Resources Board gives these RNG projects a carbon intensity (“CI”) value (gCO2e/MJ) of -250 (or lower) compared to 97 for diesel and 46 for electric batteries. The demand for this negative CI vehicle fuel has significantly accelerated. Some of the largest heavy-duty fleets in the world such as UPS, Republic Services, New York Metropolitan Transportation Authority and LA Metro, among others, are successfully operating tens of thousands of vehicles on RNG. The Company is committed to transforming the way the transportation industry powers vehicles to have less of an impact on long-term climate change and believes the use of negative CI RNG is the most immediate and cost-effective, and has the greatest effect, of any alternative.

BP and the Company plan to share 50/50 control of the JV. The Company will have the option to contribute up to 50% of the JV’s capital and 100% of the RNG produced from the projects developed and owned by the JV will be provided to the vehicle fuels market pursuant to the existing marketing agreement between BP and the Company.

The Company’s development of RNG production projects is not exclusive to the JV – except for projects the Company and BP mutually agree to include in the JV, the Company will continue to be free to develop, own, and operate RNG production facilities on its own or with parties other than BP. Further, the Company will continue to source RNG from third parties to supply to its extensive vehicle fueling network.

Contemporaneous with the execution of the MOU, the Company and BP executed a loan agreement whereby BP advanced $50,000,000 to the Company to fund capital costs and expenses incurred prior to formation of the JV, including capital costs and expenses for permitting, engineering, equipment, leases and feed stock rights (“Preformation Costs”). The Company expects that all unpaid principal and accrued interest outstanding under the loan agreement will be contributed to the JV, provided that if the JV is not formed by April 30, 2022, the Company is obligated to immediately repay all of the outstanding principal and accrued interest, less 50% of the Preformation Costs. The outstanding principal amount of the loan accrues interest at the rate per annum equal to LIBOR plus 433 basis points; interest payable under the loan is offset by BP’s obligation to pay the Company a monthly JV management fee of $200,000 pursuant to the MOU.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the loan agreement with BP is incorporated herein by reference.

Item 7.01     Regulation FD Disclosure.

On December 21, 2020, the Company issued a press release announcing the JV described in Item 1.01 of this Current Report on Form 8-K. A copy of such press release is attached hereto as Exhibit 99.1

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 21, 2020, issued by Clean Energy
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2020	CLEAN ENERGY FUELS CORP.

	By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President and Chief Executive Officer

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